Exhibit 99.1

PRESS RELEASE
Contact: Martin J. Landon
(210) 255-6494

KINETIC CONCEPTS REPORTS
EARNINGS GROWTH
FOR THE SECOND QUARTER OF 2003

San Antonio, Texas, July 14, 2003 - Kinetic Concepts, Inc. ("KCI") today reported second quarter 2003 net earnings of $19.0 million on revenue of $182.5 million, compared to net earnings for the second quarter of 2002 of $11.6 million on revenue of $137.1 million. The second quarter 2003 results reflect overall revenue growth of 33.1% while net earnings increased 64.0% compared to the second quarter of 2002. Operating earnings for the second quarter of 2003 were $35.8 million, up 36.8% from the prior-year period. EBITDA for the quarter ended June 30, 2003 was $49.2 million, up 31.9% as compared to $37.3 million for the same period in 2002.

The following table presents a summary of reported results (dollars in thousands):

	Three months ended June 30,			Six months ended June 30,
	2003	2002	% Change	2003	2002	% Change
Revenue	$182,465	$137,108	33.1%	$349,049	$264,249	32.1%
Gross Profit	$ 80,253	$ 58,719	36.7%	$154,232	$114,465	34.7%
Operating Earnings	$ 35,764	$ 26,148	36.8%	$ 68,837	$ 50,702	35.8%
Net Earnings	$ 19,018	$ 11,596	64.0%	$ 35,945	$ 20,029	79.5%
EBITDA	$ 49,226	$ 37,311	31.9%	$ 94,573	$ 69,764	35.6%

"Our second quarter performance was indicative of the increasing awareness of the benefits of KCI's wound healing therapy." stated Dennert O. Ware, President and CEO of KCI. "We remain steadfast in our commitment to improving patient outcomes at a lower overall cost of care."

Reconciliation of EBITDA to Net Earnings

EBITDA represents net earnings before interest expense, taxes, depreciation and amortization. We find EBITDA to be a useful measure of our ability to service our debt and our ability to generate cash for other purposes. EBITDA is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure of operating or net earnings, cash flow from operating activities or any other measure of performance determined in accordance with GAAP. In addition, our definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies. EBITDA is reconciled to net earnings, which, we believe is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States as noted below:
	Three months ended June 30,			Six months ended June 30,
	2003	2002	% Change	2003	2002	% Change
Net Earnings	$ 19,018	$ 11,596	64.0%	$ 35,945	$ 20,029	79.5%
Income Tax	11,411	7,259	57.2	21,567	12,538	72.0
Interest Expense	8,050	10,384	(22.5)	16,228	20,692	(21.6)
Depreciation	10,577	7,949	33.1	20,529	15,486	32.6
Amortization (1)	170	123	38.2	304	1,019	(70.2)
	______	______	______	______	______	______
EBITDA	$ 49,226	$ 37,311	31.9%	$ 94,573	$ 69,764	35.6%
(1) Net of amortization of loan issuance costs, which is included in interest expense.

Revenue Growth

Revenue for the second quarter of 2003 was $182.5 million. Rental revenue for the second quarter of 2003 was $140.9 million, an increase of $33.3 million, or 30.9%, from the same period in 2002. Sales revenue for the three months ended June 30, 2003 was $41.6 million, an increase of $12.1 million, or 41.0%, compared to the second quarter of 2002. Domestic rentals of $110.9 million increased $24.0 million, or 27.6%, in the second quarter of 2003 compared to the same period in 2002 due directly to increased sales and rentals of the V.A.C. wound-healing device. International rentals of $26.6 million, on a constant exchange basis, were up $4.8 million, or 22.2% from the prior-year period, with $3.9 million of the international improvement coming from increased V.A.C. usage. On an actual exchange rate basis, international rentals grew $9.3 million for the second quarter of 2003, or 44.8%, compared to the prior-year period, with $5.2 million attributable to growth in wound healing devices.

Worldwide surface rentals for the second quarter of 2003, on a comparable, constant-exchange basis, totaled $54.0 million, which was essentially unchanged from the prior-year period. Domestic surface rentals were down $1.0 million, or 2.7%, compared to the prior-year period due primarily to lower unit rental volumes in the extended and home care markets. International surface rentals, on a constant exchange basis, increased approximately $885,000, or 5.2%, from the prior-year period, and increased approximately $4.0 million on an actual exchange rate basis.

Domestic sales revenue of $26.7 million for the second quarter of 2003 increased $7.6 million, or 39.9%, from the prior-year period due primarily to increased demand for V.A.C. canisters and dressings resulting from increased V.A.C. system rentals, which were partially offset by lower sales of vascular products. International sales of $13.3 million, on a constant exchange basis, increased $2.3 million, or 21.4%, from the prior-year period due primarily to increased demand for our V.A.C. platforms and related disposables. Favorable foreign currency exchange movements added $2.1 million to the remaining sales revenue improvement when compared to the prior-year quarter.

Operating Margins

Gross profit for the second quarter of 2003 was $80.3 million, an increase of $21.5 million, or 36.7%, from the prior-year period. Operating earnings for the second quarter of 2003 were $35.8 million, an increase of $9.6 million from the same period in 2002, directly attributable to the increase in revenue for the period, partially offset by higher operating costs and expenses. Operating expenses for the second quarter in 2003 increased $35.7 million, or 32.2%, to $146.7 million, due primarily to an increase in variable costs associated with increased revenues from the V.A.C. systems along with increases in insurance costs of $2.0 million and professional fees of $1.6 million. Foreign currency exchange movements added an additional $4.7 million of expense when compared to the prior-year quarter.

Year To Date Results

Total revenue for the six months ended June 30, 2003 was $349.0 million, up $84.8 million, or 32.1%, from the prior-year period. Rental revenue through June 2003 was $270.3 million, an increase of $61.3 million, or 29.3%, compared to the prior-year period due primarily to higher unit demand for the V.A.C. Sales revenue for the six-month period was $78.8 million, an increase of $23.5 million, or 42.6%, compared to the prior-year period due primarily to increased V.A.C. disposable product sales, partially offset by lower sales of vascular products and lower sales in the extended care market. Domestic revenue of $264.8 million increased $59.5 million, or 29.0%, compared to the prior-year period. International revenue, on a constant exchange basis, increased $13.8 million, or 21.8%, to $77.0 million compared to the prior-year period. Favorable currency exchange effects accounted for the remaining revenue variance.

Gross profit for the six months ended June 30, 2003 was $154.2 million, an increase of $39.8 million, or 34.7%, from the prior-year period. Operating earnings for the six-month period were $68.8 million, an increase of $18.1 million, or 35.8%, from the same period in 2002 due to the increase in revenue for the period, partially offset by higher operating costs and expenses. Operating expenses for the first six months were $280.2 million, up $66.7 million, or 31.2%, from the prior-year period due primarily to an increase in variable costs associated with increased revenues from the V.A.C. systems and with increases in insurance costs of $2.0 million and professional fees of $2.6 million. Foreign currency exchange movements added $8.5 million of expense when compared to the prior-year period. The total number of KCI employees at the end of the second quarter of 2003 was 3,817, an increase of 688, or 22.0%, from the second quarter 2002, and up 472, or 14.1%, from December 31, 2002.

Liquidity and Capital Resources

Operating cash flow for the first six months of 2003 was $198.7 million as compared to $23.9 million for the prior-year period. During the first quarter of 2003, the Company received $175.0 million ($173.3 million net of expenses of $1.7 million) from the previously announced settlement of an anti-trust lawsuit. Excluding the litigation settlement, operating cash flow for the six months of 2003 was $76.7 million, which is more indicative of the actual performance of the business and represented an increase of 220.6% from the prior-year period. This adjusted increase in operating cash flow was due primarily to higher earnings for the period of $15.9 million and improved working capital management. Working capital changes, excluding the litigation settlement, added $15.8 million of cash in the first six months of 2003 compared to cash usage of $18.6 million in the prior-year period. Accounts receivable (excluding accounts receivable - other) increased $6.8 million to $159.7 million during the six months ended June 2003, compared to a $17.1 million increase during the first half of 2002. Accounts receivable days outstanding, net of uncollectible reserves, improved 13.8% to 79.2 days compared to 91.9 days for the first six months of 2002. Inventory declined $4.2 million during the period, compared to an increase of approximately $1.2 million in the 2002 period. Cash flows used for investing activities were $37.7 million for the first half of 2003, up approximately $5.3 million, or 16.5%, from $32.4 million in the prior-year. This change was due primarily to increased net capital expenditures of $7.4 million, most of which related to purchases of rental assets such as V.A.C. devices.

As of June 30, 2003, total debt was $410.8 million (excluding outstanding letters of credit of $10.9 million), down $112.7 million from December 31, 2002. In January, the Company used approximately $107.0 million of the $175.0 million litigation settlement proceeds to pay down debt under the Senior Credit Facility. Net of cash, total debt at June 30, 2003 was $307.8 million, a decrease of $161.2 million from the prior-year ended December 31, 2002, due to the settlement payment, improved receivable collections, an increase in taxes payable and improved working capital management including inventory and licensing fee payments. Borrowing availability under the revolving credit facility at June 30, 2003 was $39.1 million.

Kinetic Concepts, Inc. is a global medical device company with leadership positions in (i) advanced wound care and (ii) therapeutic surfaces that treat and prevent complications resulting from patient immobility. We design, manufacture, market and service a wide range of proprietary products that can significantly improve clinical outcomes while reducing the overall costs of patient care by promoting the healing process or preventing complications. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients' homes both in the United States and abroad.

This press release contains forward-looking statements including, but not limited to, projections of future revenue and operating results, market penetration and the financial condition of the Company. The forward-looking statements contained herein are based on the Company's current expectations and are subject to a number of risks and uncertainties which could cause the Company to fail to achieve its current financial projections, including a change in the demand for the V.A.C. Certain risk factors that may impact the forward-looking statements set forth herein are detailed from time-to-time in the Company's Securities and Exchange Commission filings.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Selected Consolidated Financial Data
(Unaudited)
(in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002
Consolidated Statement of Earnings Data:
Revenue:
Rental and service	$ 140,854	$ 107,595	$ 270,296	$ 209,010
Sales and other	41,611	29,513	78,753	55,239
	_______	_______	_______	_______
Total revenue	182,465	137,108	349,049	264,249

Rental expenses	87,499	66,625	166,459	128,415
Cost of goods sold	14,713	11,764	28,358	21,369
	_______	_______	_______	_______
Gross profit	80,253	58,719	154,232	114,465

Selling, general and administrative expenses	44,489	32,571	85,395	63,763
	_______	_______	_______	_______
Operating earnings	35,764	26,148	68,837	50,702

Interest income	347	99	747	109
Interest expense	(8,050)	(10,384)	(16,228)	(20,692)
Foreign currency gain	2,368	2,992	4,156	2,448
	_______	_______	_______	_______
Earnings before income taxes	30,429	18,855	57,512	32,567

Income taxes	11,411	7,259	21,567	12,538
	_______	_______	_______	_______
Net earnings	$ 19,018	$ 11,596	$ 35,945	$ 20,029

Other Financial Data:
EBITDA (1)	$ 49,226	$ 37,311	$ 94,573	$ 69,764
Depreciation and amortization (2)	$ 10,747	$ 8,072	$ 20,833	$ 16,505
Cash from operations	$ (6,416)	$ 23,152	$198,705	$ 23,927
Net capital expenditures	$ 17,573	$ 11,974	$ 35,047	$ 27,601

			June 30,	December 31,
Consolidated Balance Sheet Data:			2003	2002
Cash			$102,973	$ 54,485
Accounts receivable, net			$159,695	$152,896
Working capital			$165,174	$243,862
Total debt (3)			$410,760	$523,443
Total assets			$516,015	$618,059

(1) EBITDA includes net earnings before income taxes, interest expense, depreciation expense and amortization expense, net of loan issuance costs.
(2) Excluding amortization of loan issuance costs.
(3) Total debt includes current and long term debt, capital lease obligations and our liability associated with interest rate swaps.

KINETIC CONCTEPTS, INC. AND SUBSIDIARIES
SUPPLEMENTAL REVENUE DATA
(Unaudited)
(in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002
USA
V.A.C.
Rental	$ 74,555	$ 49,572	$139,843	$ 94,209
Sales	19,855	11,709	36,947	21,702
	______	______	______	______
Total V.A.C.	94,410	61,281	176,790	115,911

Therapeutic surfaces/other
Rental	36,373	37,358	74,235	75,618
Sales	6 848	7,383	13,815	13,848
	______	______	______	______
Total therapeutic surfaces/other	43,221	44,741	88,050	89,466

Total USA rental	110,928	86,930	214,078	169,827
Total USA sales	26,703	19,092	50,762	35,550
	______	______	______	______
Subtotal - USA	137,631	106,022	264,840	205,377

International
V.A.C.
Rental	9,842	4,618	17,660	8,207
Sales	9,181	5,336	17,187	9,611
	______	______	______	______
Total V.A.C.	19,023	9,954	34,847	17,818

Therapeutic surfaces/other
Rental	20,084	16,047	38,558	30,976
Sales	5,727	5,085	10,804	10,078
	______	______	______	______
Total therapeutic surfaces/other	25,811	21,132	49,362	41,054

Total KCII rental	29,926	20,665	56,218	39,183
Total KCII sales	14,908	10,421	27,991	19,689
	______	______	______	______
Subtotal - KCII	44,834	31,086	84,209	58,872
	______	______	______	______
Total Revenue	182,465	137,108	349,049	264,249
	______	______	______	______